Exhibit 10.1

FIRST AMENDMENT TO COMPOUND LICENSE AGREEMENT FOR APG1197

This Amendment (the “Amendment”), dated as of November 19, 2019 (the “Amendment Effective Date”) is made by and between Ascentage Pharma Group Corp. Ltd., a Hong Kong corporation (“Ascentage”), with a business address at 11/F, AXA CENTRE, Gloucester Road, Wanchai, Hong Kong, and Unity Biotechnology, Inc., a Delaware corporation (“Unity”), with a business address at 3280 Bayshore Blvd, Suite 100, Brisbane, California 95002. Ascentage and Unity are sometimes referred to herein as individually as a “Party” and collectively as the “Parties”.

BACKGROUND

Ascentage and Unity are parties to that certain Compound License Agreement for APG1197 dated January 2, 2019, (the “Original APG-1197 License Agreement”) pursuant to which Ascentage granted Unity exclusive rights to a BCL Compound known as APG-1197 for the prophylaxis and treatment of, and palliation of symptoms associated with, age related indications other than Oncology Indications.

The Parties now wish to amend the Original APG-1197 License Agreement. Except as expressly modified hereby, the Original APG-1197 License Agreement shall continue in full force according to its terms.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

AGREEMENT

1. Exclusivity with Respect to Licensed Compound. Section 2.5 shall be amended and restated in its entirety to read as follows:

“Ascentage hereby covenants that except as expressly permitted under any future agreement that the Parties may enter into pursuant to Article 9 below pertaining to the China JVCO, Ascentage shall not: (a) research, develop, use or commercialize, and shall not authorize any Affiliate or other Third Party to research, develop, use or commercialize, the Licensed Compound or any Licensed Product, or (b) manufacture, or authorize any Third Party to manufacture, the Licensed Compound or any Licensed Product.”

2. Licensed Patents. Schedule 1.5 (“Licensed Patents”) shall be amended and restated in its entirety as set forth on Exhibit A hereto.

3. Miscellaneous. This Amendment shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, trustees, transferees and assigns. In the event of a conflict between the provisions of this Amendment and the provisions of the Original APG-1197 License Agreement or that Compound Library and Option Agreement by and between the Parties dated February 22, 2016, as amended on March 28, 2018, the provisions of this Amendment shall control. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized representatives and delivered in duplicate originals as of the Amendment Effective Date.

ASCENTAGE PHARMA GROUP CORP. LTD.		UNITY BIOTECHNOLOGY, INC.

By:	/s/ Dajun Yang, MD, PhD	By:	/s/ Keith Leonard

Name:	Dajun Yang, MD, PhD	Name:	Keith Leonard

Title:	Chief Executive Officer	Title:	Chief Executive Officer

EXHIBIT A

SCHEDULE 1.15

LICENSED PATENTS

Omitted pursuant to Regulation S-K, Item 601(a)(5)